HCi Viocare signs lease on premises in Glasgow for its first Viocare centre

Athens, Greece March 2, 2015– HCi Viocare (OTCQB: VICA), (the "Company") today announced that the HCi Viocare group has entered into a lease agreement  for a modern, stand-alone 5,300 square foot facility in Glasgow, Scotland with an entry date of 1 March, 2015.

The building will host the Company’s first Viocare centre, a full service Prosthetic and Orthotic (“P&O”) practice with a superior standard of personalised care, due to open in the second quarter of 2015. This new facility will serve as the centre of reference and training for the intended chain of Viocare P&O and diabetic foot centres across Europe, ensuring their adherence to British and International standards.

The Company’s Technologies subsidiary will occupy the first floor of the building to continue to develop its portfolio of bioengineering innovations.

About HCi Viocare

HCi Viocare has a dual, complementary business model of 1) creating the first cross-border independent chain of Prosthetics & Orthotics (P&O) and Diabetic Foot clinics in Europe and the Middle East and 2) developing a portfolio of biomedical technologies to address unmet needs in the diabetic foot, P&O and other health & wellbeing areas, for licensing to established industry participants.

The company is listed on the OTC Markets in the USA, has its executive office in Athens, Greece and R&D centre in Glasgow, UK.

On behalf of the Board of Directors of HCi Viocare
Sotirios Leontaritis,
Chief Executive Officer and President

Forward Looking Statements

This press release contains forward-looking statements. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as "expects", "intends", "estimates", "projects", "anticipates", "believes", "could", and other similar words. All statements addressing product performance, events, or developments that the Company expects or anticipates will occur in the future are forward-looking statements. Because the statements are forward-looking, they should be evaluated in light of important risk factors and uncertainties, some of which are described in the Company's Quarterly, Annual and Current Reports filed with the United States Securities and Exchange Commission (the "SEC"). Should one or more of these risks or uncertainties materialize, or should any of the Company's underlying assumptions prove correct, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Company's forward-looking statements. In particular, the Company has only recently acquired its first operational Prosthetics & Orthotics (P&O) clinic and is continuing development efforts for its other biomedical technologies. There is no assurance that the Company will be successful in its ongoing expansion and development efforts, nor that it will be successful in receiving an award or grant for any of its new technology concepts. Except as required by law, HCi Viocare disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. No stock exchange, securities commission or other regulatory body has reviewed nor accepts responsibility for the adequacy or accuracy of this release. Investors are advised to carefully review the reports and documents that HCi Viocare files from time to time with the SEC, including its Annual, Quarterly and Current Reports.

For further information about HCi Viocare please visit the Company's website at http://www.hciviocare.com